CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of Variable Annuity Account Seven of our report dated April 22, 2020, relating to the financial statements and financial highlights of Variable Annuity Account Seven, which appears in such Registration Statement.  We also consent to the use in this Registration Statement of our report dated April 22, 2020, relating to the statutory basis financial statements of American General Life Insurance Company. We also consent to the use in this Registration Statement of our report dated April 17, 2020, relating to the statutory basis financial statements of American Home Assurance Company. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 24, 2020